Exhibit 99.1
THE HOME DEPOT ANNOUNCES ORGANIZATIONAL CHANGES
ATLANTA, Aug. 19, 2005 — The Home Depot®, the world’s largest home improvement retailer, announced today several organizational changes designed to enhance, extend and expand its business.
     Tom Taylor, a 22-year associate, has been named EVP – Merchandising and Marketing. Taylor, 39, who is currently EVP – Home Depot Stores, will replace John Costello, 58, who has decided to leave The Home Depot to pursue other business opportunities.
     “Tom Taylor brings decades of company and retail experience to his new role. He has touched virtually every part of our company and has in-depth knowledge of our stores, products, associates, suppliers and customers. Tom has served in numerous leadership roles that have directly influenced our merchandising and marketing efforts,” said Bob Nardelli, chairman, president and CEO of The Home Depot.
     He also added, “I want to personally thank John for his many contributions to The Home Depot. Under his leadership, we entered exciting new categories and launched a record number of award-winning products. Our advertising and marketing programs are stronger than ever thanks to his efforts.”
     In addition, Carl Liebert, 40, SVP – Operations, has been promoted to EVP – Home Depot Stores. In this position, Liebert will oversee all U.S. and Mexico stores and their operations. Liebert joined the company in 2003 and will continue to report to Nardelli.
     Joe DeAngelo, 44, President – The Home Depot Supply, has been promoted to EVP. DeAngelo joined the company in 2004 and will continue to report to Nardelli.
     Marvin Ellison, 40, VP – Logistics, has been promoted to SVP – Logistics. Ellison joined the company in 2002 and will report to Taylor.
     Finally, Bill Patterson, 59, President – The Home Depot Asia, is retiring and will return to the U.S. to address some pressing family issues. Chuck Elias, 40, VP – Operations in China, will serve as acting head of The Home Depot Asia until a permanent replacement is named for Patterson.
     Founded in 1978, The Home Depot is the world’s largest home improvement specialty retailer and the second largest retailer in the United States, with fiscal 2004 sales of $73.1 billion. The company employs approximately 325,000 associates and has 1,940 stores in 50 states, the District of Columbia, Puerto Rico, 10 Canadian provinces and Mexico. The company has announced plans for retail expansion into China. The Home Depot has been recognized by Fortune as the No. 1 Most Admired Specialty Retailer for 2005. Its stock is traded on the New York Stock Exchange (NYSE:HD) and is included in the Dow Jones Industrial Average and Standard & Poor’s 500 Index.

###

For more information, contact:

Financial Community	News Media
Diane Dayhoff	Jerry Shields
Vice President of Investor Relations	Senior Public Relations Manager
(770) 384-2666	(770) 384-2741
diane_dayhoff@homedepot.com	jerry_shields@homedepot.com

Certain statements contained herein, including those regarding net sales growth, increases in comparable store sales, impact of cannibalization, commodity price inflation and deflation, implementation of store initiatives, net earnings performance, including depreciation expense and stock-based compensation expense, store openings and closures, capital allocation and expenditures, the effect of adopting certain accounting standards, strategic direction and the demand for our products and services, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and expectations. These risks and uncertainties include, but are not limited to: economic conditions in North America; changes in our cost structure; the availability of sourcing channels consistent with our strategy of differentiation; conditions affecting new store development; conditions affecting customer transactions and average ticket, including, but not limited to, weather conditions; the success of our technology initiatives in improving operations and customers’ in-store experience; our ability to identify and respond to evolving trends in demographics and consumer preferences; the relative success of our expansion strategy, including our ability to integrate acquisitions and create appropriate distribution channels for key sales platforms; our ability to attract, train and retain highly-qualified associates; the impact of new accounting standards; and the impact of competition, decisions by management related to possible asset impairments, regulation and litigation matters. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 30, 2005.